Exhibit 99.1

For Immediate Release:

Contact:	Curtis A. Sampson, Chairman Roger H.D. Lacey, Vice-Chairman Telephone 952-996-1674

CSI Chairman Curtis Sampson expresses confidence in the future of the company at today’s shareholder meeting

Minnetonka, MN – June 4, 2014 – Communications Systems, Inc. (NASDAQ: JCS – News) announced that at the Annual Shareholders Meeting in Minnetonka, Minnesota, Curtis A. Sampson Chairman and Interim CEO expressed confidence in the future of the company during his annual review of business operations. He highlighted several factors:

•	First, the continuing success of the reorganization plan put in place last September has restored business entrepreneurship while substantially reducing corporate costs.
•	Second, outstanding results from the Suttle operations, which are now at “full stretch” to support shipments of large orders from key accounts as previously noted in March’s press release.
•	Third, the renewal of the Transition Networks’ business is now beginning to show results. Strengthening orders from the Federal Government as well as international customers are sustaining the business as continuing steps are made to reposition the business for growth through new products.

Overall business is improving month on month and April was particularly strong versus last year. The net revenues from the two months of April and May are the largest two month total in Suttle’s history.

Curt Sampson commented in summary, “Good progress to date, though lots more to do yet to build shareholder value.”

About Communications Systems, Inc.

Communications Systems, Inc. provides physical connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides the tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.